Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 10, 2022, relating to the financial statements of Life Time Group Holdings, Inc. and its subsidiaries, appearing in the Annual Report on Form 10-K of Life Time Group Holdings, Inc. for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
March 15, 2022